Exhibit 10.3

CDI Corp.

PERFORMANCE-CONTINGENT DEFERRED STOCK AGREEMENT

1. Grant of Performance-Contingent Deferred Stock. The Company hereby grants to [insert name] (the “Recipient”) [insert number] shares of Performance-Contingent Deferred Stock. This grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Committee” means the Compensation Committee of the Board or its successor.

(d) “Company”, as the context requires, means CDI Corp., CDI Corp. and its subsidiaries, or the individual subsidiary of CDI Corp. which employs or retains the Recipient.

(e) “Date of Grant” means [insert date], 2005.

(f) “Determination Date” means the date that the calculation of EVA Growth is approved by the Committee, which is anticipated to be shortly after the audit of the Company’s 2005 financial statements is completed.

(g) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(h) “EVA” means x minus y, where x is CDI Corp.’s consolidated Net Operating Profit After Tax and y is equal to CDI Corp.’s cost of capital multiplied by the net assets employed in the business of CDI Corp. and its subsidiaries, all as calculated by the Chief Financial Officer of CDI Corp. and subject to review and approval by the Committee.

(i) “EVA Growth” means the percentage increase in EVA from calendar year 2004 to calendar year 2005.

(j) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.

(k) “Grant” means the grant of Performance-Contingent Deferred Stock to the Recipient which is described in Section 1 of this Agreement.

(l) “Plan” means the CDI Corp. 2004 Omnibus Stock Plan.

(m) “Retirement” means the Recipient’s leaving the employ of the Company:

(i)	on or after the date that Recipient satisfies one of the following combinations of age and years of service with the Company:

•	60 years of age and 20 years of service;

•	62 years of age and 15 years of service; or

•	65 years of age and 5 years of service; or

(ii)	at such earlier date as may be approved by the Committee, in its sole discretion.

3. Performance Contingency. The Performance-Contingent Deferred Stock entitles the Recipient to receive shares of CDI Stock if certain levels of EVA Growth are achieved. The percentage of the shares of Performance-Contingent Deferred Stock granted to the Recipient which will be converted into shares of CDI Stock is indicated in the table below.

EVA Growth	Percentage of Shares of Performance- Contingent Deferred Stock Earned by Recipient
Less than 2%	0%
From 2% to 4%	25%
From greater than 4% to 6%	50%
From greater than 6% to 8%	75%
Greater than 8%	100%

No shares of CDI Stock shall be earned by the Recipient unless both (a) EVA in 2005 is greater than zero and (b) the EVA in 2005 is at least 2% greater than the EVA in 2004.

For all shares of Performance-Contingent Deferred Stock which are earned by the Recipient, a stock certificate representing an equal number of shares of CDI Stock will be delivered to the Recipient soon after the Determination Date. The number of shares of CDI Stock payable to the Recipient shall be decreased in accordance with Section 5 below regarding tax withholding. If the Recipient’s employment with the Company terminates for any reason prior to the Determination Date, none of the shares of Performance-Contingent Deferred Stock will be earned and such shares shall be forfeited as of the date that Recipient’s employment with the Company terminates; provided, however, that if the Recipient’s employment with the Company terminates as a result of death, Disability or Retirement, shares of CDI Stock corresponding to any shares of Performance-Contingent Deferred Stock earned will be delivered to the Recipient or his estate.

4. Dividends. No dividends shall be paid with respect to the Performance-Contingent Deferred Stock. In lieu thereof, at such time as shares of CDI Stock are earned the Recipient will be credited with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the last trading day immediately prior to the Determination Date) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the Determination Date. The number of shares of CDI Stock payable to the Recipient with respect to dividends shall be decreased in accordance with Section 5 below regarding tax withholding.

5. Tax Withholding. The number of shares of CDI Stock to be delivered to the Recipient upon the achievement of required levels of EVA Growth (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the payout relating to the Performance-Contingent Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the Determination Date.

6. Nontransferablity of the Grant. The Performance-Contingent Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of the Recipient or a trust for the benefit of the spouse or descendants.

7. Stock Ownership Requirements. If the Recipient is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Recipient’s ability to sell or otherwise transfer some or all of the shares of CDI Stock which may be acquired by the Recipient in connection with the Performance-Contingent Deferred Stock.

8. Cancellation of Performance-Contingent Deferred Stock and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Committee determines that the Recipient has entered into or intends to enter into competition with the Company or any of its subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competitive covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Recipient and the Company which is being violated by such competition: (a) cancel any shares of Performance-Contingent Deferred Stock granted to the Recipient and/or (b) require the Recipient to pay to the Company an amount equal to the value derived from the CDI Stock issued to the Recipient in connection with of any Performance-Contingent Deferred Stock during the one-year period prior to the termination of the Recipient’s employment or engagement with the Company.

9. Compliance with Laws. All shares of CDI Stock issued hereunder to the Recipient or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition delivery of certificates for shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that it determines are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

10. Rights Prior to Issuance of Certificates. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Performance-Contingent Deferred Stock or any shares of CDI Stock issuable in connection with the Performance-Contingent Deferred Stock until the date of issuance to the Recipient of a certificate for shares of CDI Stock.

11. Performance-Contingent Deferred Stock Does Not Affect Employment Relationship. This Grant shall not confer upon the Recipient any right to continue in the employ or service of the Company, nor interfere in any way with the right of the Company to terminate the employment of the Recipient at any time.

12. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

13. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. In addition, by entering into this Agreement and accepting this Grant, the Recipient acknowledges that: (a) the Grant is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Grant is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock.

14. Execution of this Agreement. If the Recipient does not sign and return this Agreement, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue shares of CDI Stock to the Recipient in connection with this Grant. If the Recipient receives any shares of CDI Stock in connection with this Grant but has not signed and returned this Agreement, he or she will be deemed to have accepted and agreed to the terms set forth herein.

CDI CORP.	RECIPIENT

By:	Signature:
Print Name:
Date: